                                                                     EXHIBIT 4.5


         FIRST SUPPLEMENTAL INDENTURE (this "First Supplemental Indenture"), dated as of November 1, 1999, by and among Source Media, Inc., a Delaware corporation (the "Company"), the Subsidiary Guarantors, and U.S. Trust Company of Texas, N.A., a banking corporation organized and existing under the laws of the State of Texas, in its capacity as trustee (in such capacity, the "Trustee") and in its capacity as Escrow Agent pursuant to the Escrow and Disbursement Agreement (in such capacity, the "Escrow Agent") and in its capacity as Collateral Agent pursuant to the Security Agreements (as defined below) (in such capacity, the "Collateral Agent").


                                    RECITALS:


         WHEREAS, on October 30, 1997 the Company issued its 12% Senior Secured Notes Due 2004 in the aggregate principal amount of $100,000,000 pursuant to an Indenture, dated as of October 30, 1997, between the Company and the Trustee (the "Indenture");

         WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture with the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (the "Majority Holders");

         WHEREAS, Section 9.02(b) of the Indenture provides that upon the request of the Company and the Subsidiary Guarantors accompanied by Board Resolutions of their respective Boards of Directors authorizing the execution of a supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Majority Holders, and upon receipt by the Trustee of the documents described in Section 7.02 and Section
9.06 of the Indenture, the Trustee shall join with the Company and Subsidiary Guarantors in the execution of a supplemental indenture;

         WHEREAS, in connection with the Indenture the Company, SMI Holdings, Inc., IT Network, Inc. and Interactive Channel, Inc. entered into a Security Agreement (the "Company Security Agreement"), Interactive Channel Technologies Inc. entered into a Security Agreement (the "ICTI Security Agreement") and 1229501 Ontario Inc. entered into a Security Agreement (the "1229501 Security Agreement," and collectively, with the Company Security Agreement and the ICTI Security Agreement, the "Security Agreements"), each dated as of October 30, 1997 in favor of the Trustee in its capacity as collateral agent for the ratable benefit of the Holders;

         WHEREAS, in connection with the Indenture the Company entered into an Escrow and Disbursement Agreement dated October 30, 1997 with U.S. Trust Company of Texas, N.A. in its capacity as Trustee and as Escrow Agent;



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         WHEREAS, on July 29, 1999, the Company entered into a Contribution
Agreement (the "Contribution Agreement") with Insight Interactive, LLC ("Insight"), a wholly-owned subsidiary of Insight Communications Company, Inc., to form a joint venture ("NewCo") to conduct all of the Company's lines of business relating to its VirtualModem and Interactive Channel products and businesses (the "Transferred Businesses") and on the same date, entered into a Common Stock and Warrants Purchase Agreement (the "Purchase Agreement") with Insight pursuant to which Insight will acquire shares of the Company's common stock and five-year warrants to acquire additional shares of the Company's common stock;

         WHEREAS, the Company has obtained the valid and unrevoked written consents of the Majority Holders to amend and supplement the Indenture and the related Security Agreements; and

         WHEREAS, all acts and proceedings required by law and under the Indenture to constitute this First Supplemental Indenture a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this First Supplemental Indenture have been in all respects duly authorized by the Company;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Securities:

         1. DEFINITIONS. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture, and the rules of construction set forth in the Indenture shall likewise govern this First Supplemental Indenture.

         2. AMENDMENT OF SECTION 1.01. (a) Each of the following current terms contained in Section 1.01 of the Indenture is amended and restated in its entirety as follows:

            "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of (or any other equity interests in) a Restricted Subsidiary (other than directors' qualifying shares) or of any other property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of inventory in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP, (iii) a disposition of obsolete or worn out equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) dispositions of property for net proceeds which, when taken collectively with the net proceeds of any other such dispositions under this clause (iv) that were consummated since




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         the beginning of the calendar year in which such disposition is consummated, do not exceed $1 million, (v) transactions permitted under
         Section 5.01 and (vi) Permitted Investments pursuant to clauses (xiii) and (xiv) of the definition thereof. Notwithstanding anything to the contrary contained above, a Restricted Payment made in compliance with
         Section 4.07 shall not constitute an Asset Disposition except for purposes of determinations of the Consolidated Coverage Ratio.

            "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts payable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of Section 4.07, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in any amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less
         (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors and evidenced by a resolution of such Board of Directors certified in an Officers' Certificate to the Trustee.

            "Permitted Investments" means an Investment by the Company or any of its Restricted Subsidiaries in (i) a Wholly-Owned Subsidiary of the Company (other than Interactive Channel Technologies, Inc., 997758 Ontario, Inc., Cableshare (U.S.) Limited, Cableshare International Inc. and 1229501 Ontario Inc.); provided, however, (A) that the primary business of such Wholly-Owned Subsidiary is a Permitted Business and
         (B) in the case of Investments by the Company or any of its Restricted Subsidiaries in Interactive Channel, Inc., in an amount not to exceed the amount set forth in clause (b) of Section 4.07; (ii) another Person if as a result of such Investment such other Person becomes a Wholly-Owned Subsidiary of the Company or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Wholly-Owned Subsidiary of the Company, provided, however, that in each case such Person's primary business is a Permitted Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any of its Restricted Subsidiaries, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll,




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         travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary in an aggregate amount outstanding at any one time not to exceed $250,000; (vii) loans or advances to senior management of the Company which loans or advances are fully secured on the date of such loans or advances by shares of Common Stock of the Company owned by such senior management in an aggregate amount outstanding not to exceed $750,000; (viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of judgments or claims; (ix) a Person engaged in a Permitted Business or a loan or advance to the Company the proceeds of which are used solely to make an investment in a Person engaged in a Permitted Business or a Guarantee by the Company of Indebtedness of any Person in which such Investment has been made; provided, however, that no Permitted Investments may be made pursuant to this clause (ix) to the extent the amount thereof would, when taken together with all other Permitted Investments made pursuant to this clause (ix), exceed $3 million in the aggregate (plus, to the extent not previously reinvested, any return of capital realized on Permitted Investments made pursuant to this clause (ix), or any release or other cancellation of any Guarantee constituting such Permitted Investment);
         (x) Persons to the extent such Investment is received by the Company or any Restricted Subsidiary as consideration for asset dispositions effected in compliance with the covenant described under Section 4.10;
         (xi) prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Restricted Subsidiaries; (xii) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations; (xiii) the transfer, assignment, conveyance or licensing of the Source I/C Assets to NewCo as contemplated by the Contribution Agreement; and (xiv) the making of capital contributions by the Company to NewCo pursuant to the Operating Agreement in an amount not to exceed, in the aggregate, the sum of $10 million plus the net cash proceeds of one or more Equity Offerings by the Company to the extent the intended use of proceeds is for the making of such capital contribution to NewCo.

            (b) Section 1.01 of the Indenture is amended by adding the following new defined terms therein in their applicable alphabetical order:

            "Contribution Agreement" means the Contribution Agreement dated as of July 29, 1999 by and among Insight, the Company and NewCo.

            "Insight" means Insight Interactive, LLC, a Delaware limited liability company, and its successors and assigns.




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            "Insight Communications" means Insight Communications Company, Inc., a Delaware corporation, and its successors and assigns.

            "NewCo" means NewCo, L.L.C., a Delaware limited liability company, and its successors and assigns.

            "NewCo License" means the exclusive, perpetual, royalty free, irrevocable, worldwide license, with the right to sublicense, to all of the intellectual property that has application in the VirtualModem and Interactive Channel businesses not freely assignable by the Company and the Source Subsidiaries (as defined in the Contribution Agreement) to the extent such intellectual property permits the grant of licenses.

            "Operating Agreement" means the Limited Liability Company Agreement of NewCo, to be entered into by and between the Company and Insight as of the closing date as contemplated by the Contribution Agreement, as the same may be amended or modified from time to time in accordance with the terms thereof.

            "Purchase Agreement" means the Common Stock and Warrants Purchase Agreement dated as of July 29, 1999 by and between the Company and Insight.

            "Source I/C Assets" means the assets transferred, assigned and conveyed by the Company and the Source Subsidiaries (as defined in the Contribution Agreement) to NewCo pursuant to the Contribution Agreement and the NewCo License.

         3. AMENDMENT OF SECTION 4.11. Section 4.11 of the Indenture is amended and restated in its entirety as follows:

            (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Company, other than a Wholly-Owned Subsidiary (an "Affiliate Transaction") unless: (i) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $1 million, the terms of such transaction have been approved by a majority of members of the Board of Directors of the Company and by a majority of the disinterested members of such Board, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $2 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view; provided,



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         however, that this clause (iii) shall not apply to any transaction between or among the Company and its Restricted Subsidiaries, on the one hand, and NewCo and its Affiliates, on the other hand.

            (b) The foregoing paragraph (a) shall not apply to (i) any Restricted Payment permitted to be made pursuant to Section 4.07, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Company, (iii) loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries in aggregate amount outstanding not to exceed $250,000 at any time, (iv) loans or advances to senior management of the Company which loans and advances are fully secured on the date of such loans or advances by shares of Common Stock of the Company owned by such senior management, in an aggregate amount outstanding not to exceed $750,000, (v) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business, (vi) transactions pursuant to agreements in existence on the Issue Date which are (x) described in the Offering Memorandum or (y) otherwise, in the aggregate, immaterial to the Company and its Restricted Subsidiaries taken as a whole, (vii) any employment, non-competition or confidentiality agreements entered into by the Company or any of its Restricted Subsidiaries with its employees in the ordinary course of business, (viii) the issuance of Capital Stock of the Company (other than Disqualified Stock), (ix) Permitted Investments pursuant to clauses (xiii) and (xiv) of the definition thereof and (x) any transaction or arrangement entered into pursuant to the Contribution Agreement or the Purchase Agreement.

         4. AMENDMENT OF SECTION 4.16. Section 4.16 of the Indenture is amended and restated in its entirety as follows:

            The Company will not permit IT Network, Inc. to directly or indirectly engage in any business other than the provision of voice information services, including the services described in the Offering Memorandum.

         5. RELEASE OF COLLATERAL. Pursuant to each of the Security Agreements, the Trustee releases any and all liens upon and security interests in the Collateral (as defined in each Security Agreement) to the extent such Collateral consists of Source I/C Assets (as defined in Section 2(b) above). Upon the request of the Company, and at the Company's expense, the Trustee will execute and deliver such lien releases and/or termination statements and documents as may be necessary to effectively terminate any and all of such liens and/or security interests on any public record.

         6. ADDITIONAL COLLATERAL. In addition to the Collateral set forth in the Company Security Agreement, the Company grants to the Trustee, in its capacity as Collateral Agent under



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the Company Security Agreement and subject to the terms and conditions of the
Company Security Agreement, a security interest for the benefit of the Holders (as defined in the Company Security Agreement) in the Company's right, title and interest in the Membership Units of NewCo to be issued to the Company, upon the closing of the transaction contemplated by the Contribution Agreement and the Purchase Agreement.

         7. ADDITIONAL ESCROW AMOUNT. Concurrently with the closing of the transaction contemplated by the Contribution Agreement and the Purchase Agreement, the Company shall deliver or shall cause to be delivered $6,000,000 or such other amount sufficient to pay the May 1, 2000 intrust payment (the "Additional Escrow Amount") to the Escrow Agent for deposit into the Escrow Account against the Escrow Agent's written acknowledgment and receipt of the Additional Escrow Amount.

         8. EFFECTIVENESS. Upon the execution and delivery of this First Supplemental Indenture by the Trustee and the Company and the Subsidiary Guarantors and the closing of the transactions contemplated by the Contribution Agreement and the Purchase Agreement, the proposed agreements contained herein will become effective and operative. Thereafter, all references to the Indenture shall, unless specifically referring to the Indenture as originally executed, be deemed to be references to the Indenture as amended and supplemented by this First Supplemental Indenture. The Indenture, the Security Agreements and the Escrow Agreement, as amended and supplemented by this First Supplemental Indenture, are in all respects hereby ratified and confirmed.

         9. RECITALS. The recitals contained herein shall be taken as the statement of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity of this First Supplemental Indenture.

         10. SUCCESSORS AND ASSIGNS. This First Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as amended herein, the terms, provisions and covenants of the Indenture shall remain in full force and effect and continue to govern the parties thereto.

         11. COUNTERPARTS. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

         12. GOVERNING LAW. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

                        [Remainder of page intentionally
                         left blank; signatures follow]




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         IN WITNESS WHEREOF, the parties have caused this First Supplemental
Indenture to be duly executed, all as of the date first above written.


                                        COMPANY:

                                        SOURCE MEDIA, INC.


                                        By: /s/ Stephen W. Palley
                                           ----------------------------
                                           Stephen W. Palley
                                           Chief Executive Officer and President


                                        SUBSIDIARY GUARANTORS:


                                        SMI HOLDINGS, INC.


                                        By: /s/ Stephen W. Palley
                                           ----------------------------
                                           Stephen W. Palley
                                           Chief Executive Officer and President


                                        IT NETWORK, INC.


                                        By: /s/ Stephen W. Palley
                                           ----------------------------
                                           Stephen W. Palley
                                           Chief Executive Officer


                                        INTERACTIVE CHANNEL, INC.


                                        By: /s/ Stephen W. Palley
                                           ----------------------------
                                           Stephen W. Palley
                                           Chief Executive Officer




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                                     INTERACTIVE CHANNEL
                                      TECHNOLOGIES INC.


                                     By: /s/ Stephen W. Palley
                                        ----------------------------
                                        Stephen W. Palley
                                        Chief Executive Officer



                                     1229501 ONTARIO, INC.


                                     By: /s/ Stephen W. Palley
                                        ----------------------------
                                        Stephen W. Palley
                                        Chief Executive Officer and President


                                     997758 ONTARIO, INC.


                                     By: /s/ Stephen W. Palley
                                        ----------------------------
                                        Stephen W. Palley
                                        Chief Executive Officer and President


                                     CABLESHARE (U.S.) LIMITED


                                     By: /s/ Stephen W. Palley
                                        ----------------------------
                                        Stephen W. Palley
                                        Chief Executive Officer and President


                                     CABLE SHARE INTERNATIONAL INC.


                                     By: /s/ Stephen W. Palley
                                        ----------------------------
                                        Stephen W. Palley
                                        Chief Executive Officer and President




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                                    CABLESHARE B.V.


                                    By: /s/ Brad Unsworth
                                        ------------------------------------
                                        Brad Unsworth
                                        Managing Director


                                    TRUSTEE:


                                    U.S. TRUST COMPANY OF TEXAS, N.A.,
                                    AS TRUSTEE


                                    By: /s/ Bill Barber
                                       ------------------------------------
                                        Name: Bill Barber
                                        Title: Vice President


                                    COLLATERAL AGENT:


                                    U.S. TRUST COMPANY OF TEXAS, N.A.,
                                    AS COLLATERAL AGENT


                                    By: /s/ Bill Barber
                                       ------------------------------------
                                        Name: Bill Barber
                                        Title: Vice President



                                    ESCROW AGENT:


                                    U.S. TRUST COMPANY OF TEXAS, N.A.,
                                    AS ESCROW AGENT


                                    By: /s/ Bill Barber
                                       ------------------------------------
                                        Name: Bill Barber
                                        Title: Vice President



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